SHARE
EXCHANGE AGREEMENT

by and among

iDcentrix, Inc.
a Nevada corporation

and

Honour Bond Limited
a Hong Kong Corporation

and

the Shareholders of
Honour Bond Limited.

and

Tsoi Tik Man

and

 Dandong LongSheng Horticulture Technology Co., Ltd.
a PRC company

Dated as of July 16, 2010

SHARE EXCHANGE AGREEMENT

THIS SHARE  EXCHANGE AGREEMENT (hereinafter referred to as this “Agreement”) is entered into as of this 16th day of July, 2010, by and between iDcentrix, Inc., a Nevada corporation ( “iDcentrix”), Honour Bond Limited, a Hong Kong company ( “Honour Bond”), Tsoi Tik Man (“Majority Shareholder”), Dandong LongSheng Horticulture Technology Co., Ltd., a Peoples Republic of China company, (“Dandong”), and the shareholders of Honour Bond (the “Honour Bond  Shareholders”), upon the following premises:

Premises

WHEREAS, iDcentrix is a publicly traded corporation quoted on the Over-The-Counter Bulletin Board (the “OTCBB”);

WHEREAS, iDcentrix agrees to acquire up to 100% of the issued and outstanding shares of Honour Bond from the Honour Bond Shareholders in exchange for the issuance of certain shares of iDcentrix (the “Exchange”) and the Honour Bond Shareholders agree to exchange their shares of Honour Bond on the terms described herein. On the Closing Date (as defined in Section 4.05), Honour Bond will become a wholly-owned subsidiary of iDcentrix;

WHEREAS, the boards of directors of iDcentrix and Honour Bond have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their stockholders, respectively.  This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

Agreement

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF HONOUR BOND LIMITED

As an inducement to, and to obtain the reliance of iDcentrix, except as set forth in the Honour Bond Schedules (as hereinafter defined), Honour Bond represents and warrants as of the Closing Date, as defined below, as follows:

Section 1.01  Incorporation.  Honour Bond is a company duly incorporated, validly existing, and in good standing under the laws of the Special Administrative Region of Hong Kong and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the Honour Bond Schedules are complete and correct copies of the memorandum of association and articles of association of Honour Bond as in effect on the date hereof, as well as true and correct copies of the Certificate of Incorporation and the Business Registration Certificate.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Honour Bond’s memorandum of association or articles of association.  Honour Bond has taken all actions required by law, its memorandum of association and articles of association, or otherwise to authorize the execution and delivery of this Agreement.  Honour Bond has full power, authority, and legal capacity and has taken all action required by law, its memorandum of association and articles of association, and otherwise to consummate the transactions herein contemplated.

Section 1.02  Authorized Shares.  The number of shares which Honour Bond is authorized to issue consists of 999 shares of a single class, par value of HK$1 per share.  There are 999 shares currently issued and outstanding.  The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03  Subsidiaries and Predecessor Corporations.  Except as set forth in the Honour Bond Schedule 1.03, Honour Bond does not have any subsidiaries, and does not own, beneficially or of record, any shares of or control any other corporation.  For purposes hereinafter, the term “Honour Bond” also includes those subsidiaries set forth on the Honour Bond Schedules.

Section 1.04  Financial Statements.

(a)           Included in the Honour Bond Schedule 1.04 are (i) the audited balance sheets of Dandong as of December 31, 2008 and December 31, 2009 and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2008 and December 31, 2009 together with the notes to such statements and the opinion of Friedman LLP, independent certified public accountants and (ii) the unaudited consolidated financial statements of Honour Bond for the quarter ended March 31, 2010 and March 31, 2009. All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Dandong balance sheets are true and accurate and present fairly as of their respective dates the financial condition of Dandong.  The Honour Bond balance sheets are true and accurate and present fairly as of their respective dates the financial condition of Honour Bond.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Honour Bond and Dandong had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Honour Bond and Dandong, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(b)          Honour Bond has duly and punctually paid all governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and Honour Bond has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.

(c)           The books and records, financial and otherwise, of Honour Bond are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

(d)          All of Honour Bond’s assets are reflected on its financial statements, and, except as set forth in the Honour Bond Schedules or the financial statements of Honour Bond or the notes thereto, Honour Bond has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 1.05  Information.  The information concerning Honour Bond set forth in this Agreement and in the Honour Bond Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, Honour Bond has fully disclosed in writing to iDcentrix (through this Agreement or the Honour Bond Schedules) all information relating to matters involving Honour Bond or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $500,000 liability, (ii) have led or may lead to a competitive disadvantage on the part of Honour Bond or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on Honour Bond, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 1.06  Options or Warrants.  Except as set forth in the Honour Bond Schedule 1.06, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Honour Bond.

Section 1.07  Absence of Certain Changes or Events.  Since March 31, 2010:

(a)           There has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of Honour Bond;

(b)           Honour Bond has not (i) amended its memorandum of association or articles of association; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (iii) made any material change in its method of management, operation or accounting, (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(c)           Honour Bond has not (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement.

Section 1.08  Litigation and Proceedings. Except as disclosed on Schedule 1.08, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of Honour Bond after reasonable investigation, threatened by or against Honour Bond or affecting Honour Bond or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Honour Bond does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.09  Contracts.

(a)           All “material” contracts, agreements, franchises, license agreements, debt instruments or other commitments to which  Honour Bond is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business are set forth on the Honour Bond Schedules.  A “material” contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least five thousand dollars ($5,000);

(b)           All contracts, agreements, franchises, license agreements, and other commitments to which Honour Bond is a party or by which its properties are bound and which are material to the operations of Honour Bond taken as a whole are valid and enforceable by Honour Bond in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally; and

(c)           Except as included or described in the Honour Bond Schedule 1.09 or reflected in the most recent Honour Bond balance sheet, Honour Bond is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Honour Bond.

Section 1.10  No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which Honour Bond is a party or to which any of its assets, properties or operations are subject.

Section 1.11  Compliance With Laws and Regulations.  To the best of its knowledge, Honour Bond has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Honour Bond or except to the extent that noncompliance would not result in the occurrence of any material liability for Honour Bond.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 1.12  Approval of Agreement.  The Board of Directors of Honour Bond has authorized the execution and delivery of this Agreement by Honour Bond and has approved this Agreement and the transactions contemplated hereby, and will recommend to the Honour Bond Shareholders that the Exchange be accepted.

Section 1.13  Honour Bond Schedules.  Honour Bond has delivered to iDcentrix the following schedules, which are collectively referred to as the “Honour Bond Schedules” and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of Honour Bond as complete, true, and correct as of the date of this Agreement in all material respects:

(a)           a schedule containing complete and correct copies of the memorandum of association and articles of association of Honour Bond in effect as of the date of this Agreement;

(b)           a schedule containing the financial statements of Honour Bond identified in paragraph 1.04(a);

(c)           a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Honour Bond since March 31, 2010, required to be provided pursuant to Section 1.07 hereof;

(d)           a schedule of any exceptions to the representations made herein; and

(e)           a schedule containing the other information requested above.

Honour Bond shall cause the Honour Bond Schedules and the instruments and data delivered to iDcentrix hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 1.14  Valid Obligation.  This Agreement and all agreements and other documents executed by Honour Bond in connection herewith constitute the valid and binding obligation of Honour Bond, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 1.15  PRC Laws and Regulations. To the best of their knowledge, Honour Bond’s subsidiary in PRC and Dandong are in compliance with all applicable PRC laws and regulations.  All material consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of Honour Bond’s subsidiary in PRC and Dandong doing business in the PRC have been duly obtained from the relevant PRC governmental authorities and are in full force and effect.

ARTICLE IA
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF DANDONG

  As an inducement to, and to obtain the reliance of iDcentrix, except as set forth in the Dandong Schedules (as hereinafter defined), Dandong represents and warrants as of the Closing Date, as defined below, as follows:

Section 1A.01  Incorporation. Dandong is a company duly incorporated, validly existing, and in good standing under the laws of the People’s Republic of China and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  The Articles of Association of Dandong have been registered with the Administration for Industry and Commerce of Zheng’an County of Dandong and are legal, valid and binding. The registered business scope of Dandong is breeding, planting and sale of flowers and plants, which is not categorized as “prohibited industries” for foreign investment in accordance with the provisions of PRC Catalogue of Industries for Guiding Foreign Investment, and complies with the PRC industrial policy for foreign investment. The current registered capital of Dandong is RMB 100,000 (approximately US $14,165). According to Capital Verification Report (Dandong Zheng Yan Zi (2008) No.027) issued by Dandong Dong Zheng Certified Public Accountants Co., Ltd. as of the date of March 12, 2008, the total registered capital, has been paid. Included in the Dandong Schedules are complete and correct copies of Articles of Association and its amendment dated as of January 4, 2010 and registered with the Administration for Industry and Commerce of Zheng’an County of Dandong; Business License issued by the Administration for Industry and Commerce of Zheng’an County of Dandong on  Janurary 7, 2010; Organization Code Certificate issued by Qualification & Technology Supervision Bureau of Dandong on March 18, 2008; Taxation Registration Certificates issued by National Tax Bureau of Dandong on March 10, 2010 and  Local Tax Bureau of Dandong on March 10, 2010 as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Dandong’s corporate documents.  Dandong has taken all actions required by law, its constituent documents or otherwise to authorize the execution and delivery of this Agreement.  Dandong has full power, authority, and legal capacity and has taken all action required by law, its constituent documents, and otherwise to consummate the transactions herein contemplated.

Section 1A.02  Subsidiaries and Predecessor Corporations.  Except as set forth in the Dandong Schedule 1A.02, Dandong does not have any subsidiaries, and does not own, beneficially or of record, any shares of or control any other corporation.  For purposes hereinafter, the term “Dandong” also includes those subsidiaries set forth on the Dandong Schedules.

Section 1A.03  Financial Statements.

(a)           Included in the Dandong Schedule 1A.03 are (i) the audited balance sheets of Dandong as of December 31, 2008 and December 31, 2009 and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2008 and December 31, 2009 together with the notes to such statements and the opinion of Friedman LLP, independent certified public accountants and (ii) the unaudited consolidated financial statements of Honour Bond for the quarter ended March 31, 2010 and March 31, 2009. All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Dandong balance sheets are true and accurate and present fairly as of their respective dates the financial condition of Dandong.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Dandong had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Dandong, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(b)          Dandong has duly and punctually paid all governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and Dandong has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.

(c)           The books and records, financial and otherwise, of Dandong are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

(d)          All of Dandong’s assets are reflected on its financial statements, and, except as set forth in the Dandong Schedules or the financial statements of Dandong or the notes thereto, Dandong has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 1A.04  Information.  The information concerning Dandong set forth in this Agreement and in the Dandong Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, Dandong has fully disclosed in writing to iDcentrix (through this Agreement or the Dandong Schedules) all information relating to matters involving Dandong or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $500,000 liability, (ii) have led or may lead to a competitive disadvantage on the part of Dandong or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on Dandong, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 1A.05  Options or Warrants.  Except as set forth in the Dandong Schedule 1A.06, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Dandong.

Section 1A.06  Absence of Certain Changes or Events.  Since March 31, 2010:

(a)           There has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of Dandong;

(b)          Dandong has not (i) amended its constituent documents which would adversely affect the execution and enforcement of this Agreement and transactions contemplated hereunder; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (iii) made any material change in its method of management, operation or accounting, (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(c)           Dandong has not (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein including without limitation, acting as guarantor for a third party and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement.

Section 1A.07  Litigation and Proceedings. Except as disclosed on Schedule 1A.07, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of Dandong after reasonable investigation, threatened by or against Dandong or affecting Dandong or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Dandong does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1A.08  Contracts.

(a)           All “material” contracts, agreements, franchises, license agreements, debt instruments or other commitments to which  Dandong is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business are set forth on the Dandong Schedules.  A “material” contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least five thousand dollars ($5,000);

(b)           All contracts, agreements, franchises, license agreements, and other commitments to which Dandong is a party or by which its properties are bound and which are material to the operations of Dandong taken as a whole are valid and enforceable by Dandong in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally; and

(c)           Except as included or described in the Dandong Schedule 1A.08 or reflected in the most recent Honour Bond balance sheet, Dandong is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Dandong.

Section 1A.09  No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which Dandong is a party or to which any of its assets, properties or operations are subject. The execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Dandong pursuant to any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Dandong is a party or by which Dandong is bound or to which any of the property or assets of Dandong is subject, (B) result in any violation of the provisions of the Company’s constituent documents or (C) result in the violation of any law or statute or any judgment, order, rule, regulation or decree of any court or arbitrator or federal, state, local or foreign governmental agency or regulatory authority having jurisdiction over Dandong or any of their properties or assets (each, a “Governmental Authority”).  No consent, approval, authorization or order of, or registration or filing with any Governmental Authority is required for the execution, delivery and performance of this Agreement or for the consummation of the transactions contemplated hereby and Dandong has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the authorization, issuance and sale of the Securities as contemplated by this Agreement.

Section 1A.10  Compliance With Laws and Regulations.  Dandong has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Dandong or except to the extent that noncompliance would not result in the occurrence of any material liability for Dandong.  This compliance includes, but is not limited to, the filing of all reports to date with Governmental Authority.  As of the date hereof, the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and  Administration Commission, the State Tax Administration, the State Administration of Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange of the PRC on August 8, 2006 (the “M&A Rules”) or any official clarifications, guidance, interpretations or implementation rules in connection with or related to the M&A Rules did not and do not apply to the transaction contemplated by this Agreement, the prior restructuring activities of Honour Bond and Dandong or if they did or do apply, that Dandong has complied with all such rules and regulations. Neither CSRC nor other PRC government agencies’ approval is required in connection with the above.

Section 1A.11  Approval of Agreement.  The Board of Directors of Dandong has authorized the execution and delivery of this Agreement by Dandong and has approved this Agreement and the transactions contemplated hereby.

Section 1A.12  Dandong Schedules.  Dandong has delivered to iDcentrix the following schedules, which are collectively referred to as the “Dandong Schedules” and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of Dandong as complete, true, and correct as of the date of this Agreement in all material respects:

(a)          a schedule containing complete and correct copies of constituent documents of Dandong in effect as of the date of this Agreement, including without limitation, the documents as set forth in Section 1A.01 above;

(b)          a schedule containing the financial statements of Dandong identified in paragraph 1.A03(a);

(c)          a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Dandong since March 31, 2010, required to be provided pursuant to Section 1A.07 hereof;

(d)          a schedule of any exceptions to the representations made herein; and

(e)          a schedule containing the other information requested above.

Dandong shall cause the Dandong Schedules and the instruments and data delivered to iDcentrix hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 1A.13  Valid Obligation.  This Agreement and all agreements and other documents executed by Dandong in connection herewith constitute the valid and binding obligation of Dandong, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 1A.14  Property. Dandong has good and marketable title to all its property (in each case free and clear of all liens, claims, security interests, other encumbrances or defects except as is disclosed on Dandong Schedule 1A.14. Properties held under lease by Dandong are held by it under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of Dandong.

Section 1A.15  Intellectual Property. Dandong  owns, possesses, or can acquire on reasonable terms, all Intellectual Property necessary for the conduct of its business as now conducted, except as such failure to own, possess, or acquire such rights would not result in a Material Adverse Effect.  Furthermore, (A) to the knowledge of Dandong, there is no infringement, misappropriation or violation  by third parties of any such Intellectual Property, except as such infringement, misappropriation or violation would not result in a Material Adverse Effect; (B) there is no pending or, to the knowledge of Dandong, threatened, action, suit, proceeding or claim by others challenging Dandong’s rights in or to any such Intellectual Property, and Dandong is not aware of any facts which would form a reasonable basis for any such claim; (C) the Intellectual Property owned by Dandong, and the Intellectual Property licensed to Dandong, has not been adjudged invalid or unenforceable, in whole or in part, and there is no pending or threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property, and Dandong is not aware of any facts which would form a reasonable basis for any such claim; (D) there is no pending or threatened action, suit, proceeding or claim by others that Dandong infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of others, Dandong has not received any written notice of such claim and Dandong is not aware of any other fact which would form a reasonable basis for any such claim; and (E) to the knowledge of Dandong, no employee of Dandong is in or has ever been in violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with Dandong or actions undertaken by the employee while employed with Dandong, except as such violation would not result in a Material Adverse Effect.  No name which Dandong uses and no other aspect of the business of Dandong will involve or give rise to any infringement of, or license or similar fees for, any Intellectual Property of others material to the business or prospects of Dandong and Dandong has not received any notice alleging any such infringement or fee.  “Intellectual Property” shall mean all patents, patent applications, trade and service marks, trade and service  mark registrations, trade names, copyrights, licenses, inventions, trade secrets, domain names, technology, know-how and other intellectual property.

Section 1A.16  Fees. Other than as contemplated by this Agreement, Dandong has not incurred any liability for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 1A.17  Insurance. Dandong carries, or is covered by, insurance from insurers with appropriately rated claims paying abilities in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties and as is customary for companies engaged in similar businesses in similar industries; all policies of insurance and any fidelity or surety bonds insuring Dandong or its business, assets, employees, officers and directors are in full force and effect; Dandong is in compliance with the terms of such policies and instruments in all material respects; there are no claims by Dandong under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; Dandong has not been refused any insurance coverage sought or applied for; and Dandong  has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

Section 1A.18  OFAC. Neither Dandong nor any of its affiliates nor, any director, officer, agent, employee or affiliate of Dandong or any of affiliates is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Dandong or any of its affiliates with respect to U.S. sanctions administered by OFAC is pending or, to the knowledge of Dandong, threatened; and Dandong will not directly or indirectly lend, contribute or otherwise make available funds such proceeds to any party, joint venture partner or other person or entity, for the purpose of financing the activities of any person that would, if undertaken by a U.S. person as defined in U.S. sanctions administered by OFAC, be prohibited by  any U.S. sanctions administered by OFAC.

Section 1A.19  Labor. No labor problem or dispute with the employees of Dandong exists or is threatened or imminent, and Dandong is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers, contractors or customers, that could have a Material Adverse Effect.

Section 1A.20  PRC Laws and Regulations. Dandong is in compliance with all applicable PRC laws and regulations. All material consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of Dandong have been duly obtained from the relevant PRC governmental authorities and are in full force and effect.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE MAJORITY SHAREHOLDER

As an inducement to, and to obtain the reliance of Honour Bond and the Honour Bond Shareholders, except as set forth in the iDcentrix Schedules (as hereinafter defined), the Majority Shareholder represents and warrants, as of the date hereof and as of the Closing Date, as follows:

Section 2.01  Organization.  iDcentrix is a corporation duly incorporated, validly existing, and in good standing under the laws of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the iDcentrix Schedules are complete and correct copies of the certificate of incorporation and bylaws of iDcentrix (the “Articles”) as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of iDcentrix’s certificate of incorporation or Articles.  iDcentrix has taken all action required by law, its certificate of incorporation, its Articles, or otherwise to authorize the execution and delivery of this Agreement, and iDcentrix has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, Articles, or otherwise to consummate the transactions herein contemplated.

Section 2.02  Capitalization.

(a)          iDcentrix’s authorized capitalization consists of (a) 100,000,000 shares of common stock, par value $0.00001 per share, of which 240,130 shares are issued and outstanding.   All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. As of the Closing Date, no shares of iDcentrix’s common stock were reserved for issuance upon the exercise of outstanding options to purchase the common shares; (iv) 10,608 common shares were reserved for issuance upon the exercise of outstanding warrants to purchase iDcentrix common shares; (v) no shares of preferred stock were reserved for issuance to any party; and (vi) no common shares were reserved for issuance upon the conversion of iDcentrix preferred stock or any outstanding convertible notes, debentures or securities.  All outstanding iDcentrix common shares have been issued and granted in compliance with (i) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (ii) all requirements set forth in any applicable Contracts.

(b)          There are no equity securities, partnership interests or similar ownership interests of any class of any equity security of iDcentrix, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.   Except as contemplated by this Agreement or as set forth in Schedule 2.02, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which iDcentrix is a party or by which it is bound obligating iDcentrix to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of iDcentrix or obligating iDcentrix to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  There is no plan or arrangement to issue iDcentrix common shares or preferred stock except as set forth in this Agreement.

Except as contemplated by this Agreement and except as set forth in Schedule 2.02 hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which iDcentrix is a party or by which it is bound with respect to any equity security of any class of iDcentrix, and there are no agreements to which iDcentrix is a party, or which iDcentrix has knowledge of, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

Section 2.03  Subsidiaries and Predecessor Corporations.  Save as otherwise provided in Schedule 2.03 iDcentrix does not have any predecessor corporation(s), no subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 2.04  Financial Statements.

(a)           Included in the iDcentrix Schedules are (i) the audited balance sheets of iDcentrix as of January 31, 2010 and January 31 2009 and the related audited statements of operations, stockholders’ equity and cash flows for January 31, 2010 and January 31, 2009, together with the notes to such statements and the opinion of Weinberg & Company, P.A., independent certified public accountants, with respect thereto;

(b)           All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The iDcentrix balance sheets are true and accurate and present fairly as of their respective dates the financial condition of iDcentrix.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, iDcentrix had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of iDcentrix, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles;

(d)           iDcentrix has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable;

(e)           iDcentrix has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial;

(f)           The books and records, financial and otherwise, of iDcentrix are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved; and

(g)           All of iDcentrix’s assets are reflected on its financial statements, and, except as set forth in the iDcentrix Schedules or the financial statements of iDcentrix or the notes thereto, iDcentrix has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 2.05  Information.  The information concerning iDcentrix set forth in this Agreement and the iDcentrix Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, iDcentrix has fully disclosed in writing to Honour Bond (through this Agreement or the iDcentrix Schedules) all information relating to matters involving iDcentrix or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $1,000 liability , (ii) have led or may lead to a competitive disadvantage on the part of iDcentrix or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on iDcentrix, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 2.06  Options or Warrants.  Except as set forth on Schedule 2.06, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of iDcentrix except for warrants to purchase 10,608 shares of iDcentrix’s common stock.

Section 2.07  Absence of Certain Changes or Events.  Since January 31, 2010:

(a)           there has not been (i) any material adverse change in the business, operations, properties, assets or condition of iDcentrix or (ii) any damage, destruction or loss to iDcentrix (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of iDcentrix;

(b)           iDcentrix has not (i) amended its certificate of incorporation or Articles except as required by this Agreement or as previously publicly disclosed in iDcentrix’s filings with the SEC; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of iDcentrix; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or  termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or  (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c)           iDcentrix has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent iDcentrix balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of iDcentrix; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d)           To the Majority Shareholder’s knowledge, iDcentrix has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of iDcentrix.

Section 2.08  Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Majority Shareholder after reasonable investigation, threatened by or against iDcentrix or affecting iDcentrix or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in the iDcentrix Schedule 2.08.  The Majority Shareholder has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 2.09  Contracts.

(a)           iDcentrix is not a party to, and its assets, products, technology and properties are not bound by, any contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral;

(b)           iDcentrix is not a party to or bound by, and the properties of iDcentrix are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award; and

(c)           iDcentrix is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of iDcentrix.

Section 2.10  No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which iDcentrix is a party or to which any of its assets, properties or operations are subject.

Section 2.11  Compliance With Laws and Regulations.  To the best the Majority Shareholder’s knowledge, iDcentrix has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.12  Approval of Agreement.  The Board of Directors of iDcentrix has authorized the execution and delivery of this Agreement by iDcentrix and has approved this Agreement and the transactions contemplated hereby.

Section 2.13  Material Transactions or Affiliations.  Except as disclosed herein and in the iDcentrix Schedules, there exists no contract, agreement or arrangement between iDcentrix and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by iDcentrix to own beneficially, 5% or more of the issued and outstanding common shares of iDcentrix and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof.  Neither any officer, director, nor 5% Shareholders of iDcentrix has, or has had since inception of iDcentrix, any known interest, direct or indirect, in any such transaction with iDcentrix which was material to the business of iDcentrix.  iDcentrix has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 2.14  iDcentrix Schedules. iDcentrix has delivered to Honour Bond the following schedules, which are collectively referred to as the “iDcentrix Schedules” and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of iDcentrix to be complete, true, and accurate in all material respects as of the date of this Agreement.

(a)          a schedule containing complete and accurate copies of the articles of incorporation and bylaws of iDcentrix as in effect as of the date of this Agreement;

(b)          a schedule containing the financial statements of iDcentrix identified in paragraph 2.04(a) and (b);

(c)          a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of iDcentrix since January 31, 2010, required to be provided pursuant to section 2.07 hereof; and

(d)          a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the iDcentrix Schedules by Sections 2.01 through 2.13.

iDcentrix shall cause the iDcentrix Schedules and the instruments and data delivered to Honour Bond hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 2.15  Bank Accounts; Power of Attorney.  Set forth in the iDcentrix Schedules is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by iDcentrix within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of iDcentrix, (b) all safe deposit boxes and other similar custodial arrangements maintained by iDcentrix within the past twelve (12) months, (c) the check ledger for the last 12 months, and (d) the names of all persons holding powers of attorney from iDcentrix or who are otherwise authorized to act on behalf of iDcentrix with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

Section 2.16  Valid Obligation.  This Agreement and all agreements and other documents executed by iDcentrix in connection herewith constitute the valid and binding obligation of iDcentrix, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 2.17  SEC Filings; Financial Statements.

(a)          iDcentrix has made available to Honour Bond a correct and complete copy, or there has been available on EDGAR, copies of each report, registration statement and definitive proxy statement filed by iDcentrix with the SEC for the 36 months prior to the date of this Agreement (the “iDcentrix SEC Reports”), which, to iDcentrix’s knowledge, are all the forms, reports and documents filed by iDcentrix with the SEC for the 36 months or applicable period prior to the date of this Agreement. As of their respective dates, to the Majority Shareholder’s knowledge, the iDcentrix SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such iDcentrix SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superceded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          Each set of financial statements (including, in each case, any related notes thereto) contained in the iDcentrix SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of iDcentrix at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a  material adverse effect upon the business, prospects, management, properties, operations, condition (financial or otherwise) or results of operations of iDcentrix, taken as a whole (“Material Adverse Effect”).

Section 2.18  Exchange Act Compliance.  iDcentrix is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act, the common shares have been registered under Section 12(g) of the Exchange Act, and iDcentrix is in compliance with all of the requirements under, and imposed by, Section 12(g) of the Exchange Act, except where a failure to so comply is not reasonably likely to have a Material Adverse Effect on iDcentrix.

Section 2.19  Title to Property.  iDcentrix does not own or lease any real property or personal property.  There are no options or other contracts under which iDcentrix has a right or obligation to acquire or lease any interest in real property or personal property.

Section 2.20  Intellectual Property.  iDcentrix does not own, license or otherwise have any right, title or interest in any intellectual property.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
THE HONOUR BOND SHAREHOLDERS

The Honour Bond Shareholders hereby represents and warrants, severally and solely, to iDcentrix as follows.

Section 3.01  Good Title.  Each of the Honour Bond Shareholders is the record and beneficial owner, and has good title to his Honour Bond common shares, with the right and authority to sell and deliver such Honour Bond common shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of iDcentrix as the new owner of such Honour Bond common shares in the share register of Honour Bond, iDcentrix will receive good title to such Honour Bond common shares, free and clear of all liens.

Section 3.02  Power and Authority. Each of the Honour Bond Shareholders has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement, and to perform his obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of the Honour Bond Shareholders, enforceable against the Honour Bond Shareholders in accordance with the terms hereof.

Section 3.03  No Conflicts.  The execution and delivery of this Agreement by the Honour Bond Shareholders and the performance by the Honour Bond Shareholders of their obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to the Honour Bond Shareholders and (c) will not violate or breach any contractual obligation to which the Honour Bond Shareholders are a party.

Section 3.04  Finder’s Fee.  Each of the Honour Bond Shareholders represents and warrants that it has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Exchange.

Section 3.05  Purchase Entirely for Own Account. The Exchange Shares (as defined in Section 4.01 herein) proposed to be acquired by each of the Honour Bond Shareholders hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and each of the Honour Bond Shareholders has no present intention of selling or otherwise distributing the Exchange Shares, except in compliance with applicable securities laws.

Section 3.06   Acquisition of Exchange Shares for Investment.

(a)           Each Honour Bond Shareholder is acquiring the Exchange Shares for investment for Honour Bond Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each Honour Bond Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  Each Honour Bond Shareholder further represents that he or she does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchange Shares.

(b)           Each Honour Bond Shareholder represents and warrants that he or she: (i) can bear the economic risk of his respective investments, and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in iDcentrix and its securities.

(c)           Each Honour Bond Shareholder who is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) (each a “Non-U.S. Shareholder”) understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such Honour Bond Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation S.  Each Non-U.S. Shareholder has no intention of becoming a U.S. Person and certifies that such Shareholder will only transfer the Exchange Shares in accordance with Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.   Each Non U.S. Person, also certifies and agrees that hedging transactions may not be conducted unless in compliance with the Securities Act.  At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, each Non-U.S. Shareholder was outside of the United States.  Each certificate representing the Exchange Shares shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.  HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

(d)          Each Honour Bond Shareholder understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such Honour Bond Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder (“Regulation D”).  Each Honour Bond Shareholder represents and warrants that he is an “accredited investor” as such term is defined in Rule 501 of Regulation D or, if not an accredited investor, that such Honour Bond Shareholder otherwise meets the suitability requirements of Regulation D and Section 4(2) of the Securities Act (“Section 4(2)”). Each Honour Bond Shareholder agrees to provide documentation to iDcentrix prior to Closing as may be requested by iDcentrix to confirm compliance with Regulation D and/or Section 4(2), including, without limitation, a letter of investment intent or similar representation letter and a completed investor questionnaire. Each certificate representing the Exchange Shares issued to such Honour Bond Shareholder shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SECURITY SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR AN EXEMPTION THEREFROM SHALL BE AVAILABLE UNDER THE ACT AND SUCH LAWS.”

(e)          Each Honour Bond Shareholder acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(f)           Each Honour Bond Shareholder acknowledges that he has carefully reviewed such information as he has deemed necessary to evaluate an investment in iDcentrix and its securities, and, that all information required to be disclosed to such Honour Bond Shareholder under Regulation D has been furnished to such Honour Bond Shareholder by iDcentrix.  To the full satisfaction of each Honour Bond Shareholder, he has been furnished all materials that he has requested relating to iDcentrix and the issuance of the Exchange Shares hereunder, and each Honour Bond Shareholder has been afforded the opportunity to ask questions of iDcentrix’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the Honour Bond Shareholders.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of iDcentrix set forth in this Agreement, on which each of the Honour Bond Shareholders have relied in making an exchange of his shares Honour Bond for the Exchange Shares.

(g)           Each Honour Bond Shareholder understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely.  Each Honour Bond Shareholder further acknowledges that the Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied (including, without limitation, iDcentrix’s compliance with the reporting requirements under the Securities Exchange Act of 1934, as amended (“Exchange Act”)).

(h)           The Honour Bond Shareholder agrees that, notwithstanding anything contained herein to the contrary, the warranties, representations, agreements and covenants of the Honour Bond Shareholder under this Section 3.06 shall survive the Closing.

Section 3.07  Additional Legend; Consent. Additionally, the Exchange Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. Each of the Honour Bond Shareholders consents to iDcentrix making a notation on its records or giving instructions to any transfer agent of Exchange Shares in order to implement the restrictions on transfer of the Exchange Shares.

ARTICLE IV
PLAN OF EXCHANGE

Section 4.01  The Exchange.  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, each of the Honour Bond Shareholders who has elected to accept the exchange offer described herein by executing this Agreement, shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the number of shares of Honour Bond set forth on the Honour Bond Schedules attached hereto, constituting all of the shares of Honour Bond held by such shareholder; the objective of such Exchange being the acquisition by iDcentrix of not less than 100% of the issued and outstanding shares of Honour Bond.  In exchange for the transfer of such securities by the Honour Bond Shareholders, iDcentrix shall issue to the Honour Bond Shareholders, their affiliates or assigns, a total of 49,870,814 shares of iDcentrix’s common stock pursuant to Table 1 attached hereto, representing approximately 99.74% of the total common shares of iDcentrix, for all of the outstanding shares of Honour Bond held by the Honour Bond Shareholders (the “Exchange Shares”). At the Closing Date, each of the Honour Bond Shareholders shall, on surrender of their certificate or certificates representing his Honour Bond shares to iDcentrix or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing his proportionate interest in the Exchange Shares.  Immediately subsequent to the closing of this Agreement, Honour Bond Shareholder Joseph Meuse shall cancel 110,944 of the exchange shares issued to Mr. Meuse (the “Share Cancellation”).

Upon consummation of the transaction contemplated herein, all of the issued and outstanding shares of Honour Bond shall be held by iDcentrix. Upon consummation of the transaction contemplated herein and the Share Cancellation, there shall be 50,000,000 iDcentrix common shares issued and outstanding.

Section 4.02  [Intentionally Omitted]

Section 4.03  [Intentionally Omitted]

Section 4.04  Satisfaction of Present Liabilities of iDcentrix.  At or prior to the Closing Date, the liabilities and obligations of iDcentrix as set forth on Schedule 4.04 shall be satisfied by iDcentrix.

Section 4.05  Closing. The closing (the “Closing” or the “Closing Date”) of the transactions contemplated by this Agreement shall occur on July 16, 2010 upon the exchange of the shares of iDcentrix and Honour Bond as described in Section 4.01 herein. Such Closing shall take place at a mutually agreeable time and place, and be conditioned upon all of the conditions of the Offering being met.

Section 4.06  Closing Events.  At the Closing, iDcentrix, Honour Bond, the Majority Shareholder and the Honour Bond Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 4.07  Termination.  This Agreement may be terminated by the Board of Directors of Honour Bond or iDcentrix only in the event that iDcentrix or Honour Bond does not meet the conditions precedent set forth in Articles VI and VII.  If this Agreement is terminated pursuant to this section, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder.

ARTICLE V
SPECIAL COVENANTS

Section 5.01  Regulation S Compliance.  iDcentrix agrees to refuse to register any transfer of shares issued pursuant to this Agreement pursuant to Regulation S if such transfer was not made in accordance with Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

Section 5.02  Delivery of Books and Records.  At the Closing, iDcentrix shall deliver to Honour Bond, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of iDcentrix which is now in the possession of iDcentrix or its representatives.

Section 5.03  Third Party Consents and Certificates.  iDcentrix and Honour Bond agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 5.04  Designation of Directors.  At the Closing, Tsoi Tik Man shall resign as a director of iDcentrix and Guang Zhao shall be appointed to the Board of Directors of iDcentrix.  Such resignation and appointment will become effective on the tenth day following the mailing by iDcentrix of an information statement, or the Information Statement, to our stockholders that complies with the requirements of Section 14f-1 of the Exchange Act.  Each director shall hold office until his successor has been duly elected and has qualified or until his death, resignation or removal.

Section 5.05  Designation of Officers.  After the Closing Date, all present officers of iDcentrix shall resign from all their officer positions of iDcentrix and the persons as set forth below shall be appointed as Officers of iDcentrix:

Name	Position
Guang Zhao	Chief Executive Officer, Chief Financial Officer

Section 5.06  Indemnification.

(a)           Honour Bond hereby agrees to indemnify iDcentrix and the Majority Shareholder, and each of the officers, agents and directors of iDcentrix  and the Majority Shareholder as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (the “Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(b)           China Blueberry Holdings Limited, the majority shareholder of Honour Bond agrees to indemnify iDcentrix and the Majority Shareholder, and each of the officers, agents and directors of iDcentrix and the Majority Shareholder as of the date of execution of this Agreement against any Loss, to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article III of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(c)           the Majority Shareholder hereby agrees to indemnify Honour Bond and each of the officers, agents, and directors of Honour Bond and the Honour Bond Shareholders as of the date of execution of this Agreement against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(d)           Dandong hereby agrees to indemnify iDcentrix and the Majority Shareholder, and each of the officers, agents and directors of iDcentrix and the Majority Shareholder as of the date of execution of this Agreement against any Loss, to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article IA of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

Section 5.06  The Acquisition of iDcentrix Common Shares.  iDcentrix and Honour Bond understand and agree that the consummation of this Agreement including the issuance of the iDcentrix common shares to the Honour Bond Shareholders in exchange for the Honour Bond Shares as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes.  iDcentrix and Honour Bond agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.

(a)           In connection with the transaction contemplated by this Agreement, iDcentrix and Honour Bond shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the shareholders of Honour Bond reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(b)           In order to more fully document reliance on the exemptions as provided herein, Honour Bond, the Honour Bond Shareholders, and iDcentrix shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as Honour Bond or iDcentrix and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

(c)           The Honour Bond Shareholders acknowledge that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

Section 5.07  Sales of Securities Under Rule 144, If Applicable.

(a)           iDcentrix will use its best efforts to at all times satisfy the current public information requirements of Rule 144 promulgated under the Securities Act so that its shareholders can sell restricted securities that have been held for one year or more or such other restricted period as required by Rule 144 as it is from time to time amended.

(b)           Upon being informed in writing by any person holding restricted stock of iDcentrix that such person intends to sell any shares under rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), iDcentrix  will certify in writing to such person that it is compliance with Rule 144 current public information requirement to enable such person to sell such person’s restricted stock under Rule 144, as may be applicable under the circumstances.

(c)           If any certificate representing any such restricted stock is presented to iDcentrix’s transfer agent for registration or transfer in connection with any sales theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by a legal opinion that such transfer has complied with the requirements of Rule 144, as the case may be, iDcentrix will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, as the case may be, free of any stop transfer order or restrictive legend.

Section 5.08  Payment of Liabilities.  Recognizing the need to extinguish all existing liabilities of iDcentrix prior to the Exchange, Honour Bond has indicated it will not enter into this Agreement unless iDcentrix has arranged for the payment and discharge of all of iDcentrix’s liabilities, including all of iDcentrix’s accounts payable and any outstanding legal fees incurred prior to the Closing Date.  Accordingly, iDcentrix has agreed to arrange for the payment and discharge of all such liabilities.

Section 5.09  Assistance with Post-Closing SEC Reports and Inquiries.  Upon the reasonable request of iDcentrix, after the Closing Date, the Majority Shareholder shall use his reasonable best efforts to provide such information available to it, including information, filings, reports, financial statements or other circumstances of iDcentrix occurring, reported or filed prior to the Closing, as may be necessary or required by iDcentrix for the preparation of the reports that iDcentrix is required to file after Closing with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to Closing and any SEC comments relating thereto or any SEC inquiry thereof.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF IDCENTRIX AND THE MAJORITY
SHAREHOLDER

The obligations of iDcentrix under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01  Accuracy of Representations and Performance of Covenants.  The representations and warranties made by Honour Bond in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).  Honour Bond shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Honour Bond prior to or at the Closing.  iDcentrix shall be furnished with a certificate, signed by a duly authorized executive officer of Honour Bond and dated the Closing Date, to the foregoing effect.

Section 6.02  Approval by Honour Bond Shareholders.  The Exchange shall have been approved by the holders of not less than fifty and one tenths percent (50.01%) of the shares, including voting power, of Honour Bond, unless a lesser number is agreed to by iDcentrix.

Section 6.03  No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.04  Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Honour Bond after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.05  Other Items. iDcentrix shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as iDcentrix may reasonably request.

Section 6.06  PRC Legal Opinion. iDcentrix and the Majority Shareholder shall have received a satisfactory PRC legal opinion from PRC counsel, Grandall Legal Group.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF HONOUR BOND
AND THE HONOUR BOND SHAREHOLDERS

The obligations of Honour Bond and the Honour Bond Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.01  Accuracy of Representations and Performance of Covenants.  The representations and warranties made by iDcentrix in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  Additionally, iDcentrix shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by iDcentrix. Honour Bond shall be furnished with a certificate, signed by a duly authorized executive officer of iDcentrix and dated the Closing Date, to the foregoing effect.

Section 7.02  Good Standing.  Honour Bond shall have received a certificate of good standing from the Nevada Secretary of State or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that iDcentrix is in good standing as a company in the State of Nevada and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 7.03  No Governmental Prohibition .  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 7.04  Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of iDcentrix after the Closing Date on the basis as presently operated shall have been obtained.

Section 7.05  Approval of Name Change.  The board of directors of iDcentrix shall through unanimous written consent have (i) approved an amendment to iDcentrix’s Articles of Incorporation to change the name of iDcentrix to North China Horticulture, Inc., (ii) recommended to the stockholders of iDcentrix to approve such amendment, and (iii) instruct the officers of the Company to prepare and file a Schedule 14C with the SEC regarding the approval of such amendment upon the receipt of the requisite stockholder consents.

Section 7.06  Other Items.  Honour Bond shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as Honour Bond may reasonably request.

ARTICLE VIII
MISCELLANEOUS

Section 8.01  Brokers.  iDcentrix and Honour Bond agree that, except as set out on Schedule 8.01 attached hereto, there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  iDcentrix and Honour Bond agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 8.02  Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Nevada.  Venue for all matters shall be in New York, New York, without giving effect to principles of conflicts of law thereunder.  Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 8.03  Notices.  Any notice or other communications required or permitted hereunder shall  be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to Honour Bond or Dandong, to:
Guang Zhao
LongSheng Village, Tangshan Town
Zhengan District, Dandong City
Liaoning, Peoples Republic of China

With copies to (which shall not constitute notice):
Ryan Nail, Esq.
The Crone Law Group
101 Montgomery, Suite 1950
San Francisco, CA 94104

If to iDcentrix, to:
Tsoi Tik Man
Rm 1903 19/F. Hing Yip Comm Centre
No. 272 Des Voeux Rd.
Central Hong Kong

With copies to (which shall not constitute notice):

[_____________________]

If to the Majority Shareholder, to:

Tsoi Tik Man
Rm 1903 19/F. Hing Yip Comm Centre
No. 272 Des Voeux Rd.
Central Hong Kong

With copies to (which shall not constitute notice):

[____________]

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 8.04  Attorney’s Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.05  Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 8.06  Public Announcements and Filings.  Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties.  Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

Section 8.07  Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

Section 8.08  Third Party Beneficiaries.  This contract is strictly between iDcentrix, Honour Bond, the Honour Bond Shareholders and the Majority Shareholder, and, except as specifically provided, no director, officer, stockholder (other than the Honour Bond Shareholders and the Majority Shareholder), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 8.09  Expenses.  Subject to Article VI and VII above, whether or not the Exchange is consummated, each of iDcentrix and Honour Bond will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 8.10  Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 8.11  Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year.

Section 8.12  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 8.13  Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 8.14  Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

iDcentrix, Inc.

By:
Name:
Title: Chief Executive Officer, Director

And

By:
Name: Tsoi Tik Man
Majority Shareholder

Honour Bond Limited:

By:
Name:
Title:

Tsoi Tik Man:

By:
Tsoi Tik Man

Dandong LongSheng Horticulture Technology Co., Ltd.

By:
Name:
Title:

Approved and Accepted by the HONOUR BOND LIMITED Shareholders:

CHINA BLUEBERRY HOLDINGS LIMITED

By:
Name:
Title:

ADVANCED DRAGON INVESTMENT LIMITED

By:
Name:
Title:

GLORY COME HOLDINGS LIMITED

By:
Name:
Title:

DIAMOND AWARD LIMITED

By:
Name:
Title:

Name: Joseph John Meuse

Name: Diwen Wu

Table 1:          Exchange Shares to be Issued

Name	Number of shares
Joseph John Meuse	2,496,037
Diamond Award Limited	2,446,116
Diwen Wu	998,415
Glory Come Holdings Limited	4,992,073
Advanced Dragon Investments Limited	9,984,147
China Blueberry Holdings Limited	28,954,026
Total	49,870,814